Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FOURTH QUARTER AND FISCAL 2017 RESULTS

JACKSON, Miss. (July 24, 2017) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the fourth quarter and fifty-three weeks ended June 3, 2017.

Net sales for the fourth quarter of fiscal 2017 were $274.6 million, a 9.4 percent decrease, compared with $303.0 million for the fourth quarter of fiscal 2016. The Company reported a net loss of $24.5 million, or $0.51 per basic and diluted share, for the fourth quarter of fiscal 2017, compared with net loss of $376,000, or $0.01 per basic and diluted share, for the fourth quarter of fiscal 2016. These results include a payment of $5.5 million included in other income for the final BP settlement from the Deepwater Horizon oil spill in 2010. The fourth quarter of fiscal 2017 was a 14-week period compared with 13 weeks for the same period in fiscal 2016.

For the fifty-three weeks ended June 3, 2017, net sales were $1,074.5 million compared with $1,908.7 million for the prior-year period. The Company reported a net loss of $74.3 million, or $1.54 per basic and diluted share, for the fifty-three weeks ended June 3, 2017, compared with net income of $316.0 million, or $6.56 per basic share and $6.53 per diluted share, for the year-earlier period. Fiscal 2017 included 53 weeks compared with 52 weeks for fiscal 2016.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the fourth quarter of fiscal 2017 reflect the volatile and challenging egg market fundamentals that have prevailed throughout this fiscal year. While our volumes were up due to the extra week of sales, our average customer selling prices for the fourth quarter of fiscal 2017 were down 15.5 percent from the same period a year ago. For fiscal 2017, average customer selling prices were down 42.0 percent compared with fiscal 2016.

“The egg markets have been affected by increased production levels, as producers repopulated their flocks after the 2015 avian influenza (AI)-related laying hen losses, and the younger, more productive hen population has produced a higher number of eggs. Overall, market demand trends have not kept pace with these production levels. According to Nielsen data, retail customer demand for shell eggs has remained seasonal. However, relatively weak institutional and export demand have placed additional pressure on the egg markets. During the AI-related price spike, institutional egg customers reformulated their products to use fewer eggs, and while egg prices have since come down, these customers have not returned to their previous usage levels. While the USDA reports that egg export demand has improved since the beginning of fiscal 2017, U.S. egg exports are still below the peak levels prior to the AI outbreak. Together, these factors have created an oversupply and market prices have fallen accordingly. We do not expect to see any meaningful improvement until there is a better balance of supply and demand. However, we are encouraged by recent USDA reports indicating the chick hatch has been trending down for the last 10 out of 11 months, suggesting there may be a moderation in the size of the laying hen flock as we move forward.

“Specialty eggs, excluding co-pack sales, accounted for 22.7 percent of our total sales volume for the fourth quarter of fiscal 2017, compared with 23.3 percent for the same period a year ago. Specialty egg revenue was 42.0 percent of total shell egg revenues, compared with 40.2 percent for the fourth quarter of fiscal 2016. The average selling price for specialty eggs, which is typically higher and less volatile than conventional eggs, was down 9.3 percent over the fourth quarter of last year. For the year, specialty eggs accounted for 43.6 percent of total shell egg revenues, compared with 29.1 percent last year, and specialty egg prices were down 12.4 percent compared with fiscal 2016 prices.

“Our specialty egg business has continued to be a primary focus of our growth strategy. We have made significant investments across our operations to meet anticipated demand for cage-free eggs, as food service providers, national restaurant chains and major retailers, including our largest customers, have stated objectives

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CALM Reports Fourth Quarter and Fiscal 2017 Results

July 24, 2017

to exclusively offer cage-free eggs by future specified dates. However, with the recent low prices of conventional eggs and typical seasonal fluctuations, demand trends for cage-free eggs slowed down in the fourth quarter, resulting in a higher supply of specialty eggs. We have adjusted our production levels to meet the demands of our customers who still prefer cage-free eggs, and we are well positioned to serve our customers as demand trends change. In addition to cage-free eggs, our product mix provides a wide variety of healthy choices for consumers including conventional, nutritionally enhanced and organic eggs.”

Baker continued, “In spite of challenging market conditions, we have remained focused on managing our operations in an efficient and responsible manner. We were able to benefit from lower grain costs for the past year due to favorable harvest results. For the fourth quarter of fiscal 2017, our feed costs per dozen were down 3.8 percent compared with a year ago, and our overall farm production costs per dozen were down 1.0 percent over the fourth quarter of fiscal 2016. For the year, feed costs per dozen were down 3.6 percent, while overall farm production costs per dozen were at the same level as the prior year, even with higher capital expenditures for recent conversion and other improvement projects. Looking ahead, we expect to have an adequate supply of our primary feed ingredients in fiscal 2018 while grain prices remain volatile.

“While we faced extraordinary market conditions in fiscal 2017, we continued to demonstrate consistent execution of our growth strategy. We will follow this same direction in the year ahead, and we believe Cal-Maine Foods is well positioned to benefit from improved market conditions. As always, our top priority is to meet the demands of our customers with exceptional service. We will continue to manage our operations efficiently and provide a favorable product mix, including cage-free and other specialty eggs, in line with customer demand. Importantly, our strong balance sheet provides us with the flexibility to pursue acquisitions and additional growth opportunities that add value to our operations. Together, we believe these efforts will reward both our customers and shareholders in fiscal 2018,” Baker concluded.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company did not pay a dividend with respect to the fourth quarter of fiscal 2016, or the first through third quarters of fiscal 2017, and will not pay a dividend for the fourth quarter of fiscal 2017. At June 3, 2017, cumulative losses that must be recovered prior to paying a dividend were $74.7 million.

Selected operating statistics for the fourth quarter and fiscal 2017 compared with the prior-year periods are shown below:

	13 Weeks Ended		53 Weeks Ended
	June 3, 2017	May 28, 2016	June 3, 2017	May 28, 2016
Dozen Eggs Sold (000)	273,015	253,077	1,031,130	1,053,597
Dozen Eggs Produced (000)	237,006	198,950	870,252	819,307
% Specialty Sales (dozen)*	22.7%	23.3%	22.9%	22.9%
% Specialty Sales (dollars)*	42.0%	40.2%	43.6%	29.1%
Net Average Selling Price (dozen)	$0.973	$1.152	$1.007	$1.735
Net Average Selling Price Specialty Eggs (dozen)	$1.823	$2.011	$1.939	$2.213
Feed Cost (dozen)	$0.381	$0.396	$0.399	$0.414

*Excludes co-pack specialty eggs

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CALM Reports Fourth Quarter and Fiscal 2017 Results

July 24, 2017

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2017 Results

July 24, 2017

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		53 Weeks Ended
	June 3, 2017	May 28, 2016	June 3, 2017	May 28, 2016
Net sales	$274,584	$303,020	$1,074,513	$1,908,650
Gross profit	12,006	40,680	45,550	648,074
Operating income (loss)	(38,291)	(1,965)	(132,094)	471,877
Other income	5,141	3,034	17,800	15,372
Income (loss) before income taxes and noncontrolling interest	(33,151)	1,068	(114,294)	487,249
Income (loss) before income taxes attributable to Cal-Maine Foods, Inc.	(33,011)	987	(114,145)	485,243

Net income (loss)	$(24,471)	$(376)	$(74,278)	$316,041

Net income (loss) per share:
Basic	$(0.51)	$(0.01)	$(1.54)	$6.56
Diluted	$(0.51)	$(0.01)	$(1.54)	$6.53
Weighted average shares outstanding
Basic	48,329	48,247	48,362	48,195
Diluted	48,329	48,247	48,362	48,365

SUMMARY BALANCE SHEETS

	June 3, 2017	May 28, 2016
ASSETS
Cash and short-term investments	$156,026	$389,545
Receivables	64,509	67,448
Income tax receivable	52,691	11,830
Inventories	160,692	154,799
Prepaid expenses and other current assets	2,288	2,661
Current assets	436,206	626,283

Property, plant and equipment (net)	458,184	392,274
Other noncurrent assets	138,704	93,208
Total assets	$1,033,094	$1,111,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$59,853	$67,131
Current maturities of long-term debt	4,826	16,320
Current liabilities	64,679	83,451

Long-term debt, less current maturities	6,113	9,250
Deferred income taxes and other liabilities	117,809	101,703
Stockholders' equity	844,493	917,361
Total liabilities and stockholders' equity	$1,033,094	$1,111,765

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